FEE SCHEDULE
                                       FOR
                            TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                       STATE STREET BANK AND TRUST COMPANY
                                       AND
                         NEUBERGER & BERMAN INCOME FUNDS


The Portfolios within the Neuberger & Berman Income Funds will be charged an annual fee of $12.50 per account:

New York Insured Intermediate Fund
Limited Maturity Bond Fund
Municipal Securities Trust
Ultra Short Bond Fund


Or will be charged an annual fee of $14.50 per account:

Cash Reserves
Government Money Fund
Municipal Money Fund




There will be an Account Charge of $1.00 per closed account or zero balance, and out of pocket expenses which will be billed on a monthly basis as incurred, and determined by product and related expense.




NEUBERGER & BERMAN INCOME FUNDS             STATE STREET BANK AND TRUST COMPANY


Name:    /s/ Michael J. Weiner              Name:    /s/ Ronald E. Logue
         --------------------------                  --------------------------
Title:   Vice President                     Title:   Executive Vice President

Date:    9-10-96                            Date:    9-16-96